Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (No. 333-189300) on Form S-8 and (Nos. 333-215261 and 333-196720) on Form S-3 of eMagin Corporation of our report dated March 28, 2017, relating to the consolidated financial statements of eMagin Corporation, appearing in this Annual Report on Form 10-K of eMagin Corporation for the year ended December 31, 2016.

/s/ RSM

Seattle, Washington

March 28, 2017